Exhibit 4.1

                   Massachusetts Mutual Life Insurance Company
                                1295 State Street
                              Springfield, MA 01111

                                       November 12, 1998

Tridex Corporation
Progressive Software, Inc., as successor to Tridex NC, Inc.
Ultimate Technology Corporation
61 Wilton Road
Westport, CT  06880

Attn: Daniel A. Bergeron
Chief Financial Officer & Treasurer of Tridex NC, Inc.

REF: Securities Purchase Agreement dated April 17, 1998 ("Purchase Agreement")

Gentlemen:

Terms used in this letter of waiver and limited amendment shall have the same meanings assigned to them in the Purchase Agreement unless otherwise specified.

Pursuant to the request of the Issuers, the undersigned hereby consents and agrees to the following:

      (i) to waive compliance with the provisions of Section 13.6(b) of the Purchase Agreement for the fiscal quarter ending September 30, 1998 and to further waive compliance with such Section 13.6(b) for the fiscal quarters ending December 31, 1998 and March 31, 1999 subject to the condition that the Fixed Charges Coverage Ratio for the fiscal quarter ending December 31, 1998 shall be not less than 1.00 to 1.00 and for the quarter ending March 31, 1999 shall be not less than 1.40 to 1.00; and

      (ii) to waive compliance with the provisions of Section 13.6(c) of the Purchase Agreement for the fiscal quarter ending September 30, 1998 and further to waive compliance with Section 13.6(c) for the fiscal quarters ending December 31, 1998 and March 31, 1999 subject to the condition that the Leverage Ratio for the fiscal quarter ending December 31, 1998 shall not exceed 15.00 to 1.00 and that the Leverage Ratio for the fiscal quarter ending March 31, 1999 shall not exceed 7.00 to 1.00.

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In consideration for the granting of the foregoing waivers and limited amendments, the Issuers agree to pay to the holders of the $11,000,000 of Senior Subordinated Notes due April 17, 2005 an aggregate fee of $39,600 to be paid on a pro rata basis. This letter of waiver and limited amendment shall become effective upon the payment of the fee set forth in the preceding sentence and the execution of similar letters by each of the holders of the Senior Subordinated Notes due April 17, 2005 and by each of Tridex Corporation, Progressive Software, Inc. as successor to Tridex NC, Inc., and Ultimate Technology Corporation.

Except as set forth above, all terms of the Purchase Agreement shall remain in full force and effect.

Very truly yours,


Massachusetts Mutual Life Insurance Company

By: _________________________________
    Mark A. Ahmed
    Managing Director


Accepted and Agreed To:
Tridex Corporation

By:   _______________________________

Name: _______________________________

Date: _______________________________


Progressive Software, Inc.

By:   _______________________________

Name: _______________________________

Date: _______________________________


Ultimate Technology Corporation

By:   _______________________________

Name: _______________________________

Date: _______________________________